News Release

Tutor Perini Reports Strong Third Quarter 2020 Results

•Revenue of $1.4 billion, up 21% Y/Y and the highest quarterly result in more than ten years, driven by double-digit growth across all segments
•Income from construction operations of $83.0 million, up 73% Y/Y and the highest Q3 result since the merger in 2008
•Diluted earnings per share (“EPS”) of $0.72, nearly doubled Y/Y
•Operating cash flow of $72.7 million (and $131.0 million YTD through Q3-20, the highest nine-month YTD result since the merger in 2008)
•Affirming 2020 EPS guidance of $1.80 to $2.10

LOS ANGELES – (BUSINESS WIRE) – November 4, 2020 – Tutor Perini Corporation (the “Company”) (NYSE: TPC), a leading civil, building and specialty construction company, reported results today for the third quarter of 2020. Revenue was $1.4 billion, the highest revenue of any quarter in more than ten years and up 21% compared to $1.2 billion for the third quarter of last year. The Company experienced double-digit revenue growth across all segments with only an immaterial impact from the COVID-19 pandemic in the third quarter of 2020. The growth was driven by increased activities on various large infrastructure projects that continue progressing, including the California High-Speed Rail project, the Minneapolis Southwest Light Rail Transit project, Newark Airport Terminal One and the Purple Line projects in Los Angeles.

Income from construction operations for the third quarter of 2020 was $83.0 million, the highest third-quarter result since the merger in 2008 and up 73% compared to $47.9 million for the third quarter of last year. Net income attributable to the Company for the third quarter of 2020 was $36.8 million, or $0.72 per diluted share, compared to $19.3 million, or $0.38 per diluted share, for the third quarter of 2019. The significant growth in income from construction operations for the third quarter of 2020 was principally due to contributions from various large infrastructure projects. The strong increase in net income and EPS was also driven by a nominal tax expense in the third quarter of 2020, which primarily resulted from benefits associated with the Coronavirus Aid, Relief, and Economic Security ("CARES") Act.

Third quarter 2020 backlog remained solid at $9.2 billion compared to $10.0 billion for the second quarter of 2020. Backlog declined sequentially as a result of strong revenue that outpaced new awards in the quarter. New awards totaled $0.6 billion and included $121 million for the Company's share of the South Coast Light Rail project in Massachusetts, $75 million of additional funding for various building projects in California, a $54 million mixed-use building project in California and a $47 million military facilities project in Guam. The Company has submitted several bids and proposals for new large projects and multiple-award government contracts that are pending customers’ decisions and contract awards expected in the coming months. In addition, the Company anticipates bidding on several other significant projects later this year and during the first half of 2021, and expects that backlog will continue to support strong revenue growth.

The Company generated $72.7 million of operating cash in the third quarter of 2020. Through the first nine months of 2020, the Company generated $131.0 million of operating cash, the highest nine-month result since the merger in 2008 and an increase of 18% compared to $111.4 million generated through the first nine months of 2019. Strong cash contributions driven by increased project execution activities on certain higher-margin projects were enhanced by progress made on the resolution and collection of certain disputed balances. Barring any significant impact on cash flows from the COVID-19 pandemic, the Company still anticipates that substantial cash collections associated with large projects and ongoing dispute resolution efforts will contribute to strong operating cash flow throughout the remainder of 2020 and beyond.

Outlook and Guidance

“Our results were outstanding for the third quarter and first nine months of 2020, reflecting double-digit growth that is being driven by large infrastructure projects. Our operating cash flow for the quarter was excellent, as anticipated, and our year-to-date cash flow set a new record since our merger in 2008. Furthermore, our Civil and Building segments are performing extremely well and delivering solid operating results,” remarked Ronald Tutor, Chairman and Chief Executive Officer. Tutor added, “The impacts of the COVID-19 pandemic lessened in the third quarter and are not materially impacting our business at this time, though we will continue to monitor developments and adjust our operations as necessary.”

As mentioned above, the COVID-19 pandemic had an immaterial impact on the Company’s results for the third quarter of 2020. Through the first nine months of 2020, we estimate that the COVID-19 impacts to revenue, income from construction operations and EPS were approximately $230 million, $15 million and $0.21, respectively. The vast majority of the Company’s projects, especially in the Civil segment, have been designated as essential business, which has allowed the Company to continue its work on those projects. However, due to the fluidity of the COVID-19 pandemic, the Company is unable at this time to accurately predict the pandemic’s future impact on the Company’s business, financial condition or performance. Nonetheless, based on the Company’s results to date in 2020 and its current outlook for the remainder of the year, the Company is affirming its EPS guidance and still expects EPS to be in the range of $1.80 to $2.10.

Third Quarter 2020 Conference Call

The Company will host a conference call at 2:00 PM Pacific Time on Wednesday, November 4, 2020, to discuss the third quarter 2020 results. To participate in the conference call, please dial 877-407-8293 five to ten minutes prior to the scheduled time. International callers should dial +1-201-689-8349.

The conference call will be webcast live over the Internet and can be accessed by all interested parties on Tutor Perini's website at www.tutorperini.com. For those unable to participate during the live call, the webcast will be available for replay shortly after the call on the website.

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil, building and specialty construction company offering diversified general contracting and design-build services to private customers and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large, complex projects on time and within budget, while adhering to strict quality control measures. We offer general contracting, pre-construction planning and comprehensive project management services, including planning and scheduling of manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including site work, concrete forming and placement, steel erection, electrical, mechanical, plumbing and heating, ventilation and air conditioning (HVAC). We are known for our major complex building project commitments, as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private customers throughout the world.

Forward-Looking Statements

The statements contained in this release, including those set forth in the section “Outlook and Guidance,” that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future and statements regarding future guidance or estimates and non-historical performance. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. While the Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them, there can be no assurance that future developments affecting the Company will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the impact of the COVID-19 pandemic and related events that are beyond our control, including possible effects on our business and operations, customers and suppliers, and employees, contractors and subcontractors, which could affect adversely our projects and the geographic regions in which we conduct business; a significant slowdown or decline in economic conditions; revisions of estimates of contract risks, revenue or costs, the timing of new awards or the pace of project execution, which may result in losses or lower than anticipated profit; unfavorable outcomes of existing or future litigation or dispute resolution proceedings against customers (project owners, developers, general contractors, etc.), subcontractors or suppliers, as well as failure to promptly recover significant working capital invested in projects subject to such matters; the requirement to perform extra, or change order, work resulting in disputes or claims or adversely affecting our working capital, profits and cash flows; risks and other uncertainties associated with assumptions and estimates used to prepare financial statements; inability to retain key members of our management, to hire and retain personnel required to complete projects or implement succession plans for key officers; client cancellations of, or reductions in scope under, contracts reported in our backlog; failure to meet contractual schedule requirements, which could result in higher costs and reduced profits or, in some cases, exposure to financial liability for liquidated damages and/or damages to customers; decreases in the level of government spending for infrastructure and other public projects; failure of our joint venture partners to perform their venture obligations, which could impose additional financial and performance obligations on us, resulting in reduced profits or losses; increased competition and failure to secure new contracts; failure to meet our obligations under our debt agreements; impairment of our goodwill or other indefinite-lived intangible assets; economic, political and other risks, including civil unrest, security issues, labor conditions, corruption and other unforeseeable events in countries where we do business, resulting in unanticipated losses; possible systems and information technology interruptions, including due to cyberattack, systems failures or other similar events; the impact of inclement weather conditions on projects; failure to comply with laws and regulations related to government contracts; potential dilutive impact of our Convertible Notes in our EPS calculation; downgrades in our credit ratings; conversion of our outstanding Convertible Notes that could dilute ownership interests of existing stockholders and could adversely affect the market price of our common stock; uncertainty from the expected discontinuance of the London Interbank Offered Rate and transition to any other interest rate benchmark; and other risks and uncertainties discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 26, 2020 and in other reports that we file with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:

Tutor Perini Corporation
Jorge Casado, 818-362-8391
Vice President, Investor Relations & Corporate Communications
www.tutorperini.com

Tutor Perini Corporation
Condensed Consolidated Statements of Operations
Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per common share amounts)	2020	2019	2020	2019
REVENUE	$1,442,091	$1,189,345	$3,969,247	$3,273,107
COST OF OPERATIONS	(1,317,176)	(1,074,282)	(3,615,498)	(2,968,631)
GROSS PROFIT	124,915	115,063	353,749	304,476
General and administrative expenses	(41,894)	(67,120)	(165,805)	(195,474)
Goodwill impairment	—	—	—	(379,863)
INCOME (LOSS) FROM CONSTRUCTION OPERATIONS	83,021	47,943	187,944	(270,861)
Other income (expense)	(8,048)	1,674	(8,364)	2,996
Interest expense	(25,613)	(17,305)	(58,513)	(51,252)
INCOME (LOSS) BEFORE INCOME TAXES	49,360	32,312	121,067	(319,117)
Income tax (expense) benefit	(37)	(5,591)	(14,747)	35,121
NET INCOME (LOSS)	49,323	26,721	106,320	(283,996)
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	12,504	7,408	33,421	17,577
NET INCOME (LOSS) ATTRIBUTABLE TO TUTOR PERINI CORPORATION	$36,819	$19,313	$72,899	$(301,573)
BASIC EARNINGS (LOSS) PER COMMON SHARE	$0.72	$0.38	$1.44	$(6.01)
DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.72	$0.38	$1.43	$(6.01)
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING:
BASIC	50,787	50,279	50,598	50,201
DILUTED	51,241	50,582	51,004	50,201

Tutor Perini Corporation
Segment Information
Unaudited

	Reportable Segments
(in thousands)	Civil	Building	Specialty Contractors	Total		Corporate		Consolidated Total
Three Months Ended September 30, 2020
Total revenue	$723,324	$552,823	$322,091	$1,598,238		$—		$1,598,238
Elimination of intersegment revenue	(111,328)	(44,683)	(136)	(156,147)		—		(156,147)
Revenue from external customers	$611,996	$508,140	$321,955	$1,442,091		$—		$1,442,091
Income (loss) from construction operations	$70,237	$15,815	$9,700	$95,752	(a)	$(12,731)	(b)	$83,021
Capital expenditures	$10,996	$438	$224	$11,658		$352		$12,010
Depreciation and amortization(c)	$26,659	$419	$1,002	$28,080		$2,778		$30,858

Three Months Ended September 30, 2019
Total revenue	$591,884	$421,241	$249,453	$1,262,578		$—		$1,262,578
Elimination of intersegment revenue	(67,338)	(5,895)	—	(73,233)		—		(73,233)
Revenue from external customers	$524,546	$415,346	$249,453	$1,189,345		$—		$1,189,345
Income (loss) from construction operations	$50,695	$7,580	$7,247	$65,522		$(17,579)	(b)	$47,943
Capital expenditures	$22,497	$144	$325	$22,966		$365		$23,331
Depreciation and amortization(c)	$11,953	$495	$1,018	$13,466		$2,761		$16,227
(a)During the three months ended September 30, 2020, income (loss) from construction operations was positively impacted by $19.6 million (a favorable after-tax impact of $14.1 million, or $0.28 per diluted share) as a result of a favorable arbitration decision related to a dispute in the Specialty Contractors segment. This favorable impact was largely offset by an adverse impact of $15.2 million (an unfavorable after-tax impact of $10.9 million, or $0.21 per diluted share) due to an unfavorable legal ruling pertaining to a mechanical project in California in the Specialty Contractors segment.
(b)Consists primarily of corporate general and administrative expenses.
(c)Depreciation and amortization is included in income (loss) from construction operations.

Tutor Perini Corporation
Segment Information (continued)
Unaudited

	Reportable Segments
(in thousands)	Civil	Building	Specialty Contractors	Total		Corporate		Consolidated Total
Nine Months Ended September 30, 2020
Total revenue	$1,948,095	$1,548,223	$839,040	$4,335,358		$—		$4,335,358
Elimination of intersegment revenue	(280,494)	(85,298)	(319)	(366,111)		—		(366,111)
Revenue from external customers	$1,667,601	$1,462,925	$838,721	$3,969,247		$—		$3,969,247
Income (loss) from construction operations	$181,756	$37,120	$6,591	$225,467	(a)	$(37,523)	(b)	$187,944
Capital expenditures	$41,139	$636	$952	$42,727		$669		$43,396
Depreciation and amortization(c)	$67,050	$1,274	$2,990	$71,314		$8,320		$79,634

Nine Months Ended September 30, 2019
Total revenue	$1,516,623	$1,291,043	$664,279	$3,471,945		$—		$3,471,945
Elimination of intersegment revenue	(184,925)	(13,913)	—	(198,838)		—		(198,838)
Revenue from external customers	$1,331,698	$1,277,130	$664,279	$3,273,107		$—		$3,273,107
Income (loss) from construction operations	$(72,032)	$6,903	$(160,036)	$(225,165)	(d)	$(45,696)	(b)	$(270,861)
Capital expenditures	$60,948	$349	$558	$61,855		$822		$62,677
Depreciation and amortization(c)	$31,608	$1,495	$3,143	$36,246		$8,295		$44,541
(a)During the nine months ended September 30, 2020, income (loss) from construction operations was adversely impacted by $15.2 million (an unfavorable after-tax impact of $10.9 million, or $0.21 per diluted share) in the third quarter of 2020 due to an unfavorable legal ruling pertaining to a mechanical project in California in the Specialty Contractors segment, as well as by $13.2 million (an unfavorable after-tax impact of $9.5 million, or $0.19 per diluted share) in the second quarter of 2020 due to an adverse arbitration ruling pertaining to an electrical project in New York in the Specialty Contractors segment. These adverse impacts were mostly offset by $19.6 million (a favorable after-tax impact of $14.1 million, or $0.28 per diluted share) in the third quarter of 2020 as a result of a favorable arbitration decision related to a dispute in the Specialty Contractors segment.
(b)Consists primarily of corporate general and administrative expenses.
(c)Depreciation and amortization is included in income (loss) from construction operations.
(d)During the nine months ended September 30, 2019, the Company recorded a non-cash goodwill impairment charge of $379.9 million in income (loss) from construction operations (an unfavorable after-tax impact of $329.5 million, or $6.56 per diluted share) resulting from an interim impairment test the Company performed as of June 1, 2019.
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Tutor Perini Corporation
Condensed Consolidated Balance Sheets
Unaudited
(in thousands, except share and per share amounts)	As of September 30, 2020	As of December 31, 2019

ASSETS
CURRENT ASSETS:
Cash and cash equivalents ($104,955 and $103,850 related to variable interest entities ("VIEs"))	$348,366	$193,685
Restricted cash	80,974	8,416
Restricted investments	75,475	70,974
Accounts receivable ($106,085 and $91,090 related to VIEs)	1,565,909	1,354,519
Retainage receivable ($110,794 and $89,132 related to VIEs)	621,414	562,375
Costs and estimated earnings in excess of billings ($39,147 and $22,764 related to VIEs)	1,180,215	1,123,544
Other current assets ($56,504 and $58,128 related to VIEs)	239,614	197,473
Total current assets	4,111,967	3,510,986
PROPERTY AND EQUIPMENT ("P&E"), net of accumulated depreciation of $424,065 and $388,147 (net P&E of $17,634 and $49,919 related to VIEs)	485,861	509,685
GOODWILL	205,143	205,143
INTANGIBLE ASSETS, NET	131,391	155,270
OTHER ASSETS	107,894	104,693
TOTAL ASSETS	$5,042,256	$4,485,777

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt, net of unamortized discount and debt issuance costs totaling $3,115 and $0	$99,504	$124,054
Accounts payable ($101,034 and $93,848 related to VIEs)	811,987	682,699
Retainage payable ($22,864 and $13,967 related to VIEs)	296,200	252,181
Billings in excess of costs and estimated earnings ($413,659 and $422,847 related to VIEs)	911,378	844,389
Accrued expenses and other current liabilities ($12,581 and $25,402 related to VIEs)	233,241	206,533
Total current liabilities	2,352,310	2,109,856
LONG-TERM DEBT, less current maturities, net of unamortized discount and debt issuance costs totaling $20,934 and $23,343	921,519	710,422
DEFERRED INCOME TAXES	58,416	35,686
OTHER LONG-TERM LIABILITIES	200,714	199,288
TOTAL LIABILITIES	3,532,959	3,055,252
COMMITMENTS AND CONTINGENCIES
EQUITY
Stockholders' equity:
Preferred stock - authorized 1,000,000 shares ($1 par value), none issued	—	—
Common stock - authorized 112,500,000 and 75,000,000 shares ($1 par value), issued and outstanding 50,827,205 and 50,278,816 shares	50,827	50,279
Additional paid-in capital	1,125,455	1,117,972
Retained earnings	386,890	313,991
Accumulated other comprehensive loss	(39,816)	(42,100)
Total stockholders' equity	1,523,356	1,440,142
Noncontrolling interests	(14,059)	(9,617)
TOTAL EQUITY	1,509,297	1,430,525
TOTAL LIABILITIES AND EQUITY	$5,042,256	$4,485,777

Tutor Perini Corporation
Condensed Consolidated Statements of Cash Flows
Unaudited
	Nine Months Ended September 30,
(in thousands)	2020	2019
Cash Flows from Operating Activities:
Net income (loss)	$106,320	$(283,996)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Goodwill impairment	—	379,863
Depreciation	55,755	41,884
Amortization of intangible assets	23,879	2,657
Share-based compensation expense	10,722	14,331
Change in debt discount and deferred debt issuance costs	18,960	9,790
Deferred income taxes	22,137	(48,318)
Gain on sale of property and equipment	(2,609)	(1,799)
Changes in other components of working capital	(107,786)	(7,148)
Other long-term liabilities	3,899	3,979
Other, net	(309)	122
NET CASH PROVIDED BY OPERATING ACTIVITIES	130,968	111,365

Cash Flows from Investing Activities:
Acquisition of property and equipment	(43,396)	(62,677)
Proceeds from sale of property and equipment	13,320	4,300
Investment in securities	(22,692)	(18,790)
Proceeds from maturities and sales of investments in securities	19,901	11,078
NET CASH USED IN INVESTING ACTIVITIES	(32,867)	(66,089)

Cash Flows from Financing Activities:
Proceeds from debt	1,183,012	649,139
Repayment of debt	(1,004,259)	(583,039)
Cash payments related to share-based compensation	(1,697)	(2,363)
Distributions paid to noncontrolling interests	(37,217)	(21,500)
Contributions from noncontrolling interests	—	6,519
Debt issuance, extinguishment and modification costs	(10,701)	(504)
NET CASH PROVIDED BY FINANCING ACTIVITIES	129,138	48,252

Net increase in cash, cash equivalents and restricted cash	227,239	93,528
Cash, cash equivalents and restricted cash at beginning of period	202,101	119,863
Cash, cash equivalents and restricted cash at end of period	$429,340	$213,391
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Tutor Perini Corporation
Backlog Information
Unaudited

(in millions)	Backlog at June 30, 2020	New Awards in the Three Months Ended September 30, 2020(a)	Revenue in the Three Months Ended September 30, 2020	Backlog at September 30, 2020
Civil	$5,536.9	$282.2	$(612.0)	$5,207.1
Building	2,278.5	186.4	(508.1)	1,956.8
Specialty Contractors	2,183.2	156.9	(322.0)	2,018.1
Total	$9,998.6	$625.5	$(1,442.1)	$9,182.0

(in millions)	Backlog at December 31, 2019	New Awards in the Nine Months Ended September 30, 2020(a)	Revenue in the Nine Months Ended September 30, 2020	Backlog at September 30, 2020
Civil	$6,037.2	$837.5	$(1,667.6)	$5,207.1
Building	2,790.3	629.4	(1,462.9)	1,956.8
Specialty Contractors	2,393.6	463.2	(838.7)	2,018.1
Total	$11,221.1	$1,930.1	$(3,969.2)	$9,182.0
(a)New awards consist of the original contract price of projects added to our backlog plus or minus subsequent changes to the estimated total contract price of existing contracts.